Exhibit 5

Law Department
Office of the General Corporate Counsel
80 Park Plaza, T5B, Newark, NJ 07102-4194
Writer’s Direct Dial: (973) 430-6131
Fax: (973) 642-5033

July 7, 2011

PSEG Power LLC
80 Park Plaza, P.O. Box 1171
Newark, NJ 07101-1171

RE:	$2,500,000,000 aggregate principal amount of Senior Debt Securities (the “Senior Debt Securities”) to be issued in one or more series by PSEG Power LLC (the “Company”)

Ladies and Gentlemen:

     I am Associate General Counsel of Public Service Enterprise Group Incorporated, the Company’s parent, and, in that capacity, I have represented the Company and its wholly-owned subsidiaries, PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”) and PSEG Energy Resources & Trade LLC, (“ER&T” and together with Fossil and Nuclear, the “Guarantors”) in connection with the proposed offer and sale, from time to time, by the Company of Senior Debt Securities and the related joint and several Guarantees (collectively, the “Guarantees”) of the Senior Debt Securities by the Guarantors to be issued in one or more series under an indenture, dated as of April 16, 2001, as amended and supplemented by the First Supplemental Indenture dated as of March 13, 2002 (as further supplemented from time to time, the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as successor Trustee.

     I and/or attorneys working under my supervision have conducted such investigations of laws and regulations as I have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter expressed.

     The opinions expressed below are based on the following assumptions:

     (a) the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantors with respect to the Senior Debt Securities and Guarantees with the Securities and Exchange Commission (the “Commission”) will have become effective;

     (b) the proposed transactions contemplated by the Registration Statement will have been carried out on the basis set forth therein and in conformity with the authorizations, approvals, consents or exemptions under the securities laws of various states and other jurisdictions of the United States;

     (c) prior to the issuance of any series of Senior Debt Securities and related Guarantees, the Boards of Directors of the Company and the Guarantors (each, a “Board”), respectively, a committee thereof or an officer of the Company and the Guarantors, respectively, pursuant to delegated authority from each Board, will have authorized the issuance of, and established the terms of such series of, the Senior Debt Securities and related Guarantees; and

     (d) the Indenture will have been qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

Based upon the foregoing and subject to the limitations herein, I am of the opinion that:

1. The Company and each of the Guarantors is a limited liability company duly organized and validly existing and authorized to exercise its powers, rights and privileges under the laws of the State of Delaware.

2. When properly executed, authenticated and delivered as provided in the Indenture, against payment of the requisite consideration therefor, the Senior Debt Securities will be legally issued, valid and binding obligations of the Company.

3. When properly executed and delivered, the Guarantees will be legally issued, valid and binding obligations of the respective Guarantors.

     I express no opinions as to matters of law in jurisdictions other than the State of New Jersey and the State of Delaware. My opinions are rendered only with respect to the laws of the State of New Jersey and the State of Delaware and rules, regulations and orders thereunder which are currently in effect.

     This opinion does not cover the necessity of filings under the provisions of securities laws of any state in which the Senior Debt Securities may be sold.

     The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the heading “Legal Opinions” in the Prospectus contained therein. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ James T. Foran

James T. Foran
Associate General Counsel